EXHIBIT 10.2

AMENDMENT

to

EMPLOYMENT/SEPARATION AGREEMENT

This Amendment (“Amendment”), made March 14, 2007, is to amend the Employment / Separation Agreement (“Agreement”) originally entered into on March 15, 2005, by and between Cornell Companies, Inc. (the “Company”), and John R. Nieser (“Employee”).

WITNESSETH

WHEREAS, the Company and Employee previously entered into the Agreement; and

WHEREAS, the Board of Directors of the Company has authorized certain amendments to such Agreement relating to Employee’s entitlement to certain payments and benefits following a change in control, to be effective as of March 9, 2007;

NOW, THEREFORE, the parties hereto agree to this Amendment as follows:

1.                                       Section 8(f) of the Agreement is amended, effective as of March 9, 2007, to read in its entirety as follows:

“(f)                              Termination Following Change in Control.  If the Employee’s employment shall be terminated by the Company, with or without cause, during the Employment Period and within 180 days following the effective date of a Change in Control pursuant to Section 7(f), in lieu of the obligations of the Company hereunder, all Employee’s rights and benefits provided for by this Agreement will terminate as of such date; provided, however, that Employee will be paid (i) any Incentive Compensation award that has been earned but that has not yet been paid; (ii) the unpaid amount of Employee’s Annual Base Salary earned through the effective date of such termination; and (iii) a payment equal to a pro rata portion of the target award under the Company’s Incentive Compensation Plan, for the period from the beginning of the period to which such target award pertains through the date of termination.  Employee shall also be entitled to continuation of his then-current Annual Base Salary for a period of 24 months following the date of termination (“Severance Period”), subject to all applicable tax withholdings, such payments to be made in equal installments according to the normal payroll practices of the Company during the Severance Period.  Employee will also be entitled to extended health care benefits (COBRA) at Employee’s expense and to the extent Employee is qualified for such benefits as provided by law; provided, however, that the Company shall pay to Employee an amount equal to the Company’s portion of employee health care costs under the Company’s group health care plan as if Employee were an active employee of the Company, such payments to be made concurrently with the salary continuation payments made during the Severance Period for so long as such coverage remains in effect as provided by law.”

2.                                       Unless otherwise defined herein, the capitalized terms used herein shall have the meanings given to them in the Agreement.

3.                                       Except as amended hereby, the Agreement shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Amendment, to be effective as of the date first set forth above.

Cornell Companies, Inc.

By:
John R. Nieser		Patrick N. Perrin Senior Vice President, Chief Administrative Officer and Secretary